EXHIBIT 11:      Calculation of shares used in determining net income per common
- - -----------      and common equivalent share (1)


                                                              Three months ended March 31,
                                                            1995                         1996
                                                      -----------------             ----------------

Net income                                                 $ 4,619,000                  $ 2,045,000
                                                      =================             ================

Weighted average shares outstanding                         22,429,225                   28,397,175
Shares issuable based on the treasury
   stock method                                                247,775                      837,890
                                                      -----------------             ----------------
                                                            22,677,000                   29,235,065
                                                      =================             ================


  (1) Fully diluted income per share has not been separately presented, as the amounts would not be materially different from primary net income per share.